OPERATING AGREEMENT
OF
THE OPEN WINDOW MOVIE, LLC

IRS CIRCULAR 230 NOTICE

THIS OPERATING AGREEMENT WAS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING U.S. FEDERAL, STATE, OR LOCAL TAX PENALTIES. INVESTORS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

THE PREFERRED UNITS REFERRED TO HEREIN HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR QUALIFIED UNDER ANY STATE SECURITIES LAWS IN RELIANCE UPON EXEMPTIONS THEREFROM. THE PREFERRED UNITS MAY BE ACQUIRED FOR INVESTMENT PURPOSES ONLY AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OR OFFERED TO BE SO TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH PREFERRED UNITS UNDER THE ACT AND QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL SATISFACTORY TO THE MANAGER THAT SUCH TRANSACTION SHALL NOT VIOLATE ANY FEDERAL OR STATE SECURITIES LAWS.

TOW Operation Agreement                                            Attachment B                                             Page  1

OPERATING AGREEMENT
OF
THE OPEN WINDOW MOVIE, LLC

(An Oklahoma Limited Liability Company)

THIS OPERATING AGREEMENT (“Agreement”) is made and entered into effective as of the 1st day of January, 2016 (the “Effective Date”).

ARTICLE I

DEFINITIONS

Definitions. The following terms when used herein shall have the meanings indicated:

“Accounting Period” shall mean the calendar year.

“Act” means the Oklahoma Limited Liability Company Act, as amended from time to time.

“Adjusted Capital Account Deficit” shall mean, with respect to any Member, the deficit balance, if any, in the Member’s capital account as of the end of the relevant taxable year, after giving effect to the following adjustments:

(i) the deficit shall be decreased by the amounts which the Member is obligated to restore pursuant to Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5) (i.e., the Member’s share of Minimum Gain and Member Minimum Gain); and

(ii) the deficit shall be increased by the items described in Regulation Sections 1 .704-1(b)(2)(ii)(d)(4), (5), and (6).

“Affiliate” of a person means (i) any other person which, directly or indirectly, owns, controls, or holds with power to vote 5% or more of the outstanding voting securities of such person; (ii) any other person 5% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such person; (iii) any other person directly or indirectly controlling, controlled by, or under common control with such person; (iv) any officer, director, manager or partner of such person; and (v) if such person is an officer, director, manager or partner, any entity for which such person acts in any such capacity.

“Agreement” shall mean this Operating Agreement, as amended from time to time.

“Articles of Organization” means the Articles of Organization for the Company filed with the Oklahoma Secretary of State on behalf of the Company as the same may be amended from time to time.

“Book Value” shall mean tangible book value, as determined in accordance with generally accepted accounting principles.

TOW Operation Agreement                                            Attachment B                                             Page  2

“Buy-Sell Closing” shall have the meaning given in Section 13.5.

“Buy-Sell Event” shall have the meaning given in Section 13.1.

“Buy-Sell Notice” shall have the meaning given in Section 13.2.

“Capital Accounts” means the accounts established on the books of the Company with respect to each Member, as described in Article VIII, which shall be credited with

(i)the Capital Contribution of the Member to the Company,

(ii)the Member’s distributive share of Net Profits,

(iii)the amount of the Company’s liabilities assumed by the Member (or which are secured by the Company’s property distributed to the Member), and

(iv)any items in the nature of income or gain of the Company that are specially allocated pursuant to Article IX hereof. In addition, the Capital Account of each Member shall be debited with

a.the amount of cash and the fair market value of any Company property distributed to the Member pursuant to any provision of this Agreement (net of liabilities securing the distributed property that the Member is considered to assume or take under Section 752 of the Code),

b.any item in the nature of expenses or losses of the Company specially allocated to the Member under this Agreement (except as provided in Section 704(c)(1)(A) of the Code and Treasury Regulation Section 1.704-1(b)(2)(iv)(d)(3)), and

c.the Member’s distributive share of Net Losses.  If any property other than cash is distributed by the Company to a Member, the Capital Accounts of the Members shall be adjusted as if the property had been sold by the Company for a price equal to its fair market value and the net proceeds of such sale distributed to the Member.

In the event the Company Basis of Company assets is adjusted in accordance with the definition of “Company Basis” in this Article I, the Capital Accounts of all Members shall be adjusted simultaneously to reflect the aggregate net adjustment as if the Company recognized gain or loss on such assets equal to the amount of the aggregate net adjustment.

In all events, and notwithstanding anything contained in this Agreement which might otherwise produce a conflicting result, Capital Accounts shall be maintained and adjusted in accordance with the provisions of Treasury Regulation Section 1.704-1(b) (2)(iv). In the event an interest in the Company is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent related to the transferred interest, and to the extent such succession is necessary to maintain the Capital Accounts in compliance with applicable Treasury Regulations.

For Capital Account purposes, any loans or advances by the Members to the Company shall not be considered Capital Contributions (as hereinafter defined) to the Company but shall be considered liabilities of the Company.

TOW Operation Agreement                                            Attachment B                                             Page  3

“Capital Contributions” means the amount of cash and fair market value of property or services contributed to the capital of the Company by the Members (net of liabilities securing the contributed property that the Company is considered to assume or take subject to Section 752 of the Code). The Capital Contribution of each Member shall be referred to herein as that Member’s “Capital Contribution.”

“Cash Flow” shall mean cash funds derived from operations of the Company (including interest received on reserves), without reduction for any noncash charges, but less cash funds used to pay current operating expenses and to pay or establish reasonable reserves for future expenses, Debt payments, and capital improvements and replacements as determined by the Manager. Cash Flow shall be increased by the reduction of any reserve previously established,

“Code” means the Internal Revenue Code of 1986, as amended, or any corresponding provision of any succeeding law.

“Common Units” means the Common Units issued by the Company.  The Common Units of the Company are entitled to one vote per Common Unit.

“Common Unit Holder” means any Person who may become the holder of Common Units in accordance with this Agreement.

“Company” means The Open Window Movie, LLC formed pursuant to this Agreement and doing business under the same name.

“Company Basis” means, in the case of an asset contributed by a Member to the Company, the fair market value of the asset on the date of contribution, as reasonably determined by the contributing Member and the Company, less Depreciation thereafter taken with respect thereto, if any, and in the case of any other asset, its adjusted basis for federal income tax purposes; provided, however, the Company Basis of all assets of the Company shall be adjusted to equal their respective fair market values, as determined by the Manager, as of the following times:

(a) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a minimal Capital Contribution to the Company;

(b) the distribution by the Company to Members of more than a minimal amount of property of the Company other than money, unless all Members receive simultaneous distributions of undivided interests in the distributed property in proportion to their interests in the Company;

(c) the termination of the Company for federal income tax purposes pursuant to Section 708(b) (1) (B) of the Code. In the event the Company Basis of an asset has been adjusted as provided in the preceding sentence, such Company Basis shall thereafter be adjusted by the Depreciation taken into account with respect to such asset.

TOW Operation Agreement                                            Attachment B                                             Page  4

“Company Units” shall mean the Common Units and the Preferred Units.

“Debt” shall mean (i) all indebtedness of the Company for borrowed money; (ii) all indebtedness secured by a lien or other encumbrance on property of the Company, whether or not such indebtedness shall have been assumed by the Company; and (iii) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn) and banker’s acceptances issued for the account of the Company.

“Deficit Member” shall have the meaning given in Section 9.1.

“Depreciation” means, for each Accounting Period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to an asset held by the Company for an Accounting Period, except that if the Company Basis of an asset differs from its adjusted basis for federal income tax purposes at the beginning of an Accounting Period, then the depreciation, amortization or cost recovery deduction with respect to the asset shall be an amount which bears the same ratio to the beginning Company Basis as federal income tax depreciation, amortization or other cost recovery deduction for the Accounting Period bears to the beginning adjusted tax basis.

“Encumbrance” means any lien, pledge, encumbrance, collateral assignment or hypothecation; provided that any lien, pledge, encumbrance, collateral assignment or hypothecation granted to a federally insured entity in the business of lending shall not be deemed to be an Encumbrance.

“Interest” means any Company Unit issued pursuant to this Agreement and any security which such Company Unit may be issued in exchange for, as a distribution on, or in replacement or upon conversion of, or otherwise issued in respect of (including securities issued in a distribution, split or recombination or pursuant to the exercise of preemptive rights).

“Involuntary Transfer” shall mean, with respect to any Member, any transfer which occurs as a result of any of the following events:

(i)      an assignment for the benefit of creditors;

(ii)      any bankruptcy or insolvency proceeding;

(iii)      any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation;

(iv)      the appointment of a trustee for, receiver for, or liquidation of the   Member or of all or any substantial part of the Member’s properties;

TOW Operation Agreement                                            Attachment B                                             Page  5

(v)      if the Member is an individual, the Member’s death, divorce or adjudication by a court of competent jurisdiction as incompetent to manage the Member’s person or property;

(vi)      if the Member is acting as a Member by virtue of being a trustee of a trust, the termination of the trust;

(vii)if the Member is a partnership or limited liability company, the dissolution and commencement of winding up of the partnership or limited liability company or the lapse of ninety (90) days after notice to the partnership or limited liability company of the revocation without reinstatement of its charter;

(viii)if the Member is a corporation, the filing of a certificate of dissolution of the corporation or the lapse of ninety (90) days after notice to the corporation of the revocation without reinstatement of its charter; or

(ix)      if the Member is an estate, the distribution by the fiduciary of the estate’s entire interest in the Company.

“Majority in Interest” means those Common Unit Holders casting in excess of 50% of the votes attributable to the Common Units issued by the Company and held by all Common Unit Holders on any matter brought to the vote of such holders.

“Manager” or “Managers” means those persons elected to manage the Company pursuant to Article IV.

“Members” shall be the Preferred Unit Holders, the Common Unit Holders and such other persons who become Members of the Company according to the provisions of this Agreement and the Act.

“Member Non-Recourse Debt” shall have the meaning accorded “partner non-recourse debt” in Treasury Regulation Section 1.704-2(b)(4) with respect to the Company.

“Member Non-Recourse Deductions” shall have the meaning accorded “partner non-recourse deductions” in Treasury Regulation Section 1.704-2(i)(2) with respect to the Company.

“Member Minimum Gain” has the meaning set forth in Regulation Section 1.704-2(i) for “partner nonrecourse debt minimum gain.”

“Minimum Gain” has the meaning set forth in Regulation Section 1.704-2(d). Minimum Gain shall be computed separately for each Member in a manner consistent with the Regulation under Code Section 704(b).

TOW Operation Agreement                                            Attachment B                                             Page  6

“Net Cash Flow” means the amount, if any, by which cash funds provided from operations of the Company, including proceeds from the sale or refinancing of Company assets other than unearned rent in any period, without deduction for Depreciation or amortization, exceed Operating Costs.

“Net Profits” or “Net Losses” for each Accounting Period, mean an amount equal to the taxable income or loss of the Company for the Accounting Period, as applicable, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703 (a) (1) shall be included in taxable income or loss), with the following adjustments: (i) income and gain exempt from tax and income and gain described in Treasury Regulation Section 1.704-1(b) (2) (iv) (g) shall be added to such income or loss, but income and gain described in Treasury Regulation Section 1.704-1(b) (4) (i) shall be excluded; (ii) losses and deductions (or items thereof) described in Treasury Regulation Section 1.704-1(b) (2) (iv) (g), shall be included in determining such income or loss, but losses or deductions (or items thereof) described in Treasury Regulation Section 1.704-1(b) (4) (i) shall be excluded; (iii) any expenditure of the Company described in Section 705 (a) (2) (B) of the Code or treated as a Code Section 705(a) (2) (B) expenditure pursuant to Treasury Regulation Section 1.704-1(b) (2) (iv) (i) shall be subtracted from such taxable income or loss; (iv) gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Company Basis of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Company Basis; (v) in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Accounting Period, computed in accordance with the definition of “Depreciation” in this Article I; and (vi) items of income or gain which are specially allocated pursuant to Article IX shall not be taken into account in computing Net Profits or Net Losses.

“Negative Capital Account” shall mean a capital account with a balance of less than zero.

“Non-recourse Deductions” shall have the meaning set forth in Treasury Regulation Section 1.704-2(b)(1) with respect to the Company.

“Non-recourse Debt” shall have the meaning set forth accorded “nonrecourse liability” in Treasury Regulation Section 1.752-1(a)(2) with respect to the Company.

“Notice Date” shall have the meaning given in Section 13.2.

“Offered Interest” shall have the meaning given in Section 12.3(a).

“Offering” means that certain Confidential Summary and Term Sheet for the offering of the Units in the Company dated 1 January 2016 along with any revisions or amendments to same.

“Operating Advances” shall have the meaning given in Section 8.3.

TOW Operation Agreement                                            Attachment B                                             Page  7

“Operating Costs” means all costs and expenses of the Company paid in cash during an Accounting Period, including, but not limited to, taxes, capital expenditures and debt service.

“Payout” means that point in time when the Payout Accounts of all Preferred Unit Holders have a zero balance. Once Payout has occurred, it shall be deemed to continue until the dissolution of the Company.

“Payout Account” means a bookkeeping account for each Preferred Unit Holder equal to 110% of the Capital Contribution of such holder less an amount equal to the cash or fair market value of property distributed to such holder by the Company with respect to the Preferred Units, in each case pursuant to this Agreement.

“Percentage Interest” shall mean, as to a Member, a fraction, the numerator of which is the number of Units held by that Member and the denominator of which is the number of all issued and outstanding Units.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, estate, unincorporated organization or government or any agency or political subdivision thereof or any other entity.

“Preferred Units” means the Preferred Units issued by the Company pursuant to this Agreement, entitling the holder to preferential cash distributions and preferential rights upon liquidation of the Company superior to the Common Units and no voting rights.

“Preferred Unit Holder” means those persons issued and holding Preferred Units pursuant to this Agreement.

“Proposed Transferee” shall have the meaning given in Section 12.3(a).

“Pro Rata Part” means the percentage determined by dividing a Preferred Unit Holder’s aggregate Capital Contributions to the Company in exchange for Preferred Units by the aggregate Capital Contributions to the Company in exchange for all Preferred Units.

“Redemption” means redemption of the Preferred Units pursuant to Section 12.5.

“Regulation” shall mean the income tax regulations, including any temporary or proposed regulations, from time to time promulgated under the Code.

“Required Interest” shall mean at any time the consent or vote of one or more Members owning between or among them more eighty percent (80%) of the outstanding Units.

“Securities” means securities of every kind and nature, as defined under the federal securities laws, including without limitation stock, notes, bonds, debentures, evidences of indebtedness and interests in partnerships, joint ventures, proprietorships and any other business entity, and rights, options and warrants with respect thereto.

TOW Operation Agreement                                            Attachment B                                             Page  8

“Substitute Member” means a person who has satisfied all transfer requirements of Article XIV.

“Third Party Transferee” means a Transferee who, with respect to a Transfer of an Interest in the Company, is not currently a Member.

“Transfer” means to sell, assign, transfer, lease or otherwise dispose of an Interest.

“Transfer Offer” shall have the meaning given in Section 12.3(c).

“Transfer Request” shall have the meaning given in Section 12.3(a).

“Transferee” means, as the context requires: (i) a Person who is not a Member and acquires an Offered Interest in accordance with Section 12.3; or (ii) the Company, as applicable, if it acquires an Offered Interest pursuant to Section 12.3.

“Transferor” shall have the meaning given in Section 12.3(a).

“Unit” means a membership interest in the Company, and includes the Common Units and Preferred Units.

“Withdrawing Interest” shall have the meaning given in Section 13.2.

“Withdrawing Member” shall have the meaning given in Section 13.2.

ARTICLE II

FORMATION, NAME AND TERM

2.1 Formation. The Company was formed on 10 July 2014 and is governed by the terms of this Operating Agreement. The Members agree to be members in a limited liability company under the provisions of this Agreement and the Act.

2.2Name. The name of the Company shall be:

 THE OPEN WINDOW MOVIE, LLC

2.3 Articles of Organization. The Company has filed the Articles of Organization as required by the Act and shall do all other things requisite to the organization and continuation of a limited liability company under the Act.

2.4 Term. The term of existence of the Company commenced upon the filing of the Articles of Organization with the Oklahoma Secretary of State and shall be perpetual, unless sooner terminated in the manner provided herein or by operation of law.

2.5 Principal Place of Business. The principal place of business of the Company shall be located at 19500 Crystal Ct. Harrah, Oklahoma, 73045, or such other place as may be

TOW Operation Agreement                                            Attachment B                                             Page  9

designated from time to time by the Manager. At the principal place of business, the Company shall keep: (a) a current and a past list of the full name and last known mailing address of each Member and Manager; (b) copies of records that would enable a Member to determine the relative voting rights of the Members, if needed; (c) a copy of the Articles of Organization and any amendments; (d) copies of the Company’s federal, state and local income tax returns and reports, if any, from inception; (e) a copy of this Agreement and any amendments; and (f) copies of any financial statements of the Company and each from inception.

2.6Registered Office and Registered Agent. The registered agent and office for the Company shall be David Greene, 19500 Crystal Ct., Harrah, Oklahoma, 73045.

2.7 Title to Company Property. All property owned by the Company, tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member shall have any ownership of such property individually. The Company may hold any of its assets in its own, name or in the name of its nominee, which nominee may be one or more individuals, partnerships, trusts or other entities.

2.8 Company Certificates of Interest. A Unit may be represented by a certificate (a “Unit Certificate”) in such form as may be approved by the Managers. Each Unit Certificate shall be imprinted in bold with a legend stating that transferability of the Units represented by the Unit Certificate is subject to the restrictions contained in this Agreement. The Managers shall maintain or cause to be maintained a ledger showing the ownership of all outstanding Units.

ARTICLE III

BUSINESS

3.1Business Purpose. The purpose of the Company established under this Agreement shall be to engage in any lawful act or activity for which limited liability companies may be organized under the Act, as now in effect or as hereafter amended.

3.2.Power and Authority. The Company shall possess and may exercise all the powers and privileges granted by the Act or by any other law or by this Agreement, together with any powers incidental thereto, insofar as such powers and privileges are necessary, appropriate, advisable, incidental or convenient to the conduct, promotion or attainment of the business purposes or activities of the Company.  Notwithstanding anything herein to the contrary, nothing set forth herein shall be construed as authorizing the Company to possess any purpose or power, or to do any act or thing, forbidden by law to a limited liability company organized under the laws of the State of Oklahoma.  The rights, powers, duties, obligations and liabilities of the Members shall be determined pursuant to the Act and this Agreement.  To the extent that the rights, powers, duties, obligations and liabilities of any Member are different by reason of any provision of this Agreement, than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

TOW Operation Agreement                                            Attachment B                                             Page  10

ARTICLE IV

MANAGEMENT

4.1 Management. The business and affairs of the Company shall be managed and conducted by or under the direction of the Manager. A Manager may, but need not be, a Member.

4.2 Number of Managers; Initial Managers. The number of initial Managers shall be one (1). Subject to Section 4.8 below, the sole Manager of the Company shall be David Greene.

4.3Term of Manager. The Manager shall serve until a successor or successors are duly elected and have qualified, or until its earlier resignation or removal pursuant to Section 4.8.

4.4 Rights and Powers. The Manager shall, without limiting the generality of the foregoing, but subject to the restrictions and limitations set forth in this Agreement, have the following rights and powers:

a.To select and remove all officers, agents and employees of the Company, prescribe such powers and duties for them as may not be inconsistent with law, the Articles of Organization or this Agreement, and fix their compensation;

b.To designate any place within or without the State of Oklahoma for the holding of any Members’ meeting or meetings;

c.To borrow money and incur indebtedness in the ordinary course of business of the Company for necessary business operations, and to cause to be extended and delivered therefor, in the name of the Company, promissory notes, bonds, debentures, deeds of trust, mortgages, pledges, hypothecations or other evidences of debt;

d.To propose the annual budgets of the Company;

e.To establish limits, coverages and other terms of insurance as they deem advisable, including liability insurance for the protection of the Company, the Members and the Manager; and

f.To do any and all things necessary, advisable or convenient to carry on the business of the Company and to pursue the goals and objectives of the Company.

4.5 Officers. The Manager may appoint officers who shall be empowered and authorized to act on behalf of the Company under and pursuant to the direction of the Manager. The Manager may remove any officer at any time with or without cause. The officers are agents of the Company for the purpose of the execution in the name of the

TOW Operation Agreement                                            Attachment B                                             Page  11

Company of any instrument and for carrying on in the usual way the business and purposes of the Company, and the officers’ acts bind the Company, unless such act is in contravention of the Articles of Organization or this Agreement. The officers of the Company and their duties are as follows:

a.The President shall be the principal executive officer of the Company and, subject to the Manager’s control, shall supervise and control all of the business and affairs of the Company. When present, the President shall sign deeds, mortgages, bonds, contracts or other instruments which the Manager has authorized an officer or agent of the Company to execute. The President shall chair meetings of the Members. In general, the President shall perform all duties incident to the office of President and such other duties as the Manager may prescribe from time to time.

b.In the absence of the President or in the event of his or her death or inability or refusal to act, the Vice President shall perform the duties of the President. When acting as the President, the Vice President shall have all the powers and restrictions of the Presidency. The Vice President shall have the same authority as the President to sign documents and shall perform such other duties as the President or the Manager may assign to him or her from time to time.

c.The Secretary shall (i) keep the minutes of the meetings of the Members in one or more books for that purpose, (ii) give all notices which this Agreement or the law requires, (iii) serve as custodian of the records of the Company, and (iv) perform all duties which the President or the Manager may assign to him or her from time to time.

d.In the absence of the Secretary or in the event of his or her death, inability or refusal to act, the Assistant Secretaries in the order of their length of service as Assistant Secretary, unless the Manager determines otherwise, shall perform the duties of the Secretary. When acting as the Secretary, an Assistant Secretary shall have the powers and restrictions of the Secretary. An Assistant Secretary shall perform such other duties as the President, Secretary or Manager may assign from time to time.

e.The Treasurer shall (i) have responsibility for all funds and securities of the Company, (ii) receive and give receipts for moneys due and payable to the Company from any source whatsoever, (iii) deposit all moneys in the name of the Company in depositories which the Manager selects, and (iv) perform all of the duties which the President or the Manager may assign to him or her from time to time.

f.The initial officers of the Company shall be as follows:

PresidentDavid Greene

Vice President, Secretary and TreasurerRobert Slavens

TOW Operation Agreement                                            Attachment B                                             Page  12

4.6 Indemnity. No Manager, Member, officer, agent or employee of the Company shall be liable, responsible or accountable for damages or otherwise to the Members or the Company for any acts taken or performed or for any omission to act, if such conduct does not constitute willful misconduct or recklessness. In any threatened, pending or completed action, suit or investigation in which any Manager, Member, officer, agent or employee of the Company was or is a party by virtue of his status as a Manager, Member, officer, agent or employee of the Company shall, solely from Company assets, indemnify the Manager, Member, officer, agent or employee of the Company against judgments, settlements, penalties, fines or expenses, including attorney’s fees, incurred by him in connection therewith, so long as his act or failure to act does not constitute willful misconduct, recklessness, a breach of loyalty, lack of good faith, intentional misconduct, knowing violation of law, or a transaction from which he derived an improper personal benefit. The indemnification rights herein contained shall be cumulative of, and in addition to, any and all other rights and remedies to which the Manager, Member, officer, agent or employee of the Company shall be entitled, whether pursuant to some other provision of this Agreement, at law or in equity. For purposes of this section, any investment advisor to the Company shall be deemed to be an agent of the Company.

4.7 Resignation of Manager. Any Manager may resign at any time by giving written notice to the Company. The resignation of any Manager shall take effect upon the receipt of notice or at such time as shall be specified in the notice. The acceptance of the resignation shall not be necessary to make it effective.

4.8 Removal of Manager. A Manager may be removed at any time, with or without cause, by a Majority in Interest of Common Unit Holders.

4.9 Vacancies. Vacancies in positions of Manager may be filled by the vote of a Majority in Interest.

ARTICLE V

MEMBER MEETINGS

5.1 General. Actions and decisions requiring the approval of the Common Unit Holders may be authorized or made by vote of the requisite percentage in interest of Common Unit Holders taken at a meeting of the Members, or by written consent without a meeting, as permitted herein.

5.2 Meetings. Meetings of Members may be called by the Manager or any Common Unit Holder. Meetings may be called to consider approval of an action or decision under any provision of this Agreement by delivering to each Member notice of the time, place and purpose of the meeting at least seven (7) days before the day of the meeting. A Common Unit Holder may waive the requirement of notice of a meeting either by attending the meeting or executing a written waiver before or after the meeting. Preferred Unit Holders shall be entitled to notice of meetings but shall have no right to vote on any matters presented at a meeting.

TOW Operation Agreement                                            Attachment B                                             Page  13

5.3 Quorum. A Majority in Interest of Common Unit Holders, present in person or by proxy, shall constitute a quorum for the transaction of business at all meetings of the Members.

5.4 Voting. Except where a specified percentage in interest of Common Unit Holders is required in this Agreement, all matters shall be decided by a Majority in Interest of Common Unit Holders in person or by proxy. Unless otherwise provided by law, no proxy shall be voted after six months from its date. Departing Members shall not be entitled to receive notices, vote, call meetings or act as proxies.

5.5 Action by Written Consent. Any action required or permitted to be taken at a meeting of the Members may instead be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by a percentage in interest of the Common Unit Holders having not less than the minimum percentage which would be necessary to authorize or take such action at a meeting at which all Common Unit Holders entitled to vote thereon were present and voted. The Manager may fix, in advance, the record date for determining the Common Unit Holders entitled to express consent to action in writing without a meeting. Prompt notice of the taking of action without a meeting by less than unanimous written consent shall be given to those Members who have not consented in writing.

5.6 Records of Meetings. The Company shall maintain permanent records of all actions taken by the Common Unit Holders, including minutes of meetings, copies of actions taken by consent of the Common Unit Holders and copies of proxies.

5.7 Presence at Meeting. Common Unit Holders may participate in a meeting of the Members by means of a telephone conference or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall be deemed presence in person at such meeting.

ARTICLE VI

ACCOUNTING AND REPORTS

6.1 Books and Records. The Manager shall cause adequate books and records to be kept of all Company’s business affairs. The Manager shall be responsible for the preparation and maintenance of books and records, as well as for the preparation and delivery of reports and tax information to the Members as provided in this Agreement.

6.2 Financial Statements. The Manager shall furnish the Members with unaudited financial statements consisting of a statement of assets and liabilities of the Company together with a statement of revenues and expenditures of the Company on a periodic basis, but not less than semi-annually. In addition, on or before March 15 of each year, the Manager shall furnish the Members annual unaudited financial statements consisting of a statement of assets and liabilities of the Company reflecting the financial condition of the Company as of the last day of such preceding year, together with a statement of revenues and expenditures of the Company reporting the results of operations of the Company for the preceding year. The books, records, and financial statements shall be prepared on a basis consistent with prior periods.

TOW Operation Agreement                                            Attachment B                                             Page  14

6.3 Tax Returns. In order to enable the Members to prepare their federal income tax returns with respect to Company’s business affairs, the Manager shall furnish the Members an informational return as promptly as practicable, and in any event no later than March 15 of each year.

6.4 Inspection of Records. All books and records of the Company shall be kept in the principal place of business of the Company, and shall be open to inspection and copying by the Members or their authorized representatives at all reasonable times.

6.5 Method of Accounting. The Company shall use the cash method of accounting to compute its taxable income.

ARTICLE VII

COMPENSATION AND AGREEMENTS

7.1 Compensation. The Manager shall be compensated for management services rendered to the Company during the term of the Company, by the payment by the Company of an annual management fee equal to an amount determined by a Majority in Interest (the “Management Fee”).

7.2 Expenses. In the performance of its duties as Manager, Manager shall act as the agent of the Company.  All debts and liabilities to third persons incurred by Manager on behalf of the Company which are authorized by the terms of this Agreement shall be the debts and liabilities of the Company, and Manager shall not be liable for any such debts or liabilities whatsoever.  In addition to the payment of the Management Fee described above, the Company shall reimburse Manager for expenses reasonably incurred on behalf of the Company in the performance of its duties as Manager and which are authorized by the terms of this Agreement in an amount equal to Manager’s actual out-of–pocket expenses.  Reasonable documentation of all such out-of-pocket expenses will be provided prior to reimbursement.

ARTICLE VIII

CAPITAL AND MEMBERSHIP INTERESTS

8.1 Initial Contributions to Company Capital. The Members have contributed to the capital of the Company either cash or property, as set forth opposite their names on Schedule “A” attached hereto and the value of such contributions shall be credited to their respective Capital Accounts.

8.2 No Additional Required Contributions. The Members shall not be required to contribute additional amounts to the capital of the Company.

8.3 Payment of Operating Costs. If the Company is unable to pay its Operating Costs, any Member may, with the approval of the Manager, advance funds (the “Operating Advances”) to

TOW Operation Agreement                                            Attachment B                                             Page  15

the Company. The Operating Advances, if any, shall constitute loans to the Company and shall be repaid pursuant to such terms and conditions agreed to by the Manager. All Operating Advances shall be repaid in full with accrued interest before any distribution of Net Cash Flow to Common Unit Holders or Preferred Unit Holders.

8.4 Withdrawal of Capital Contributions. Except as otherwise provided in this Agreement, no Member shall have the right to (a) withdraw its Capital Contributions, (b) demand or receive property other than cash in return of its Capital Contributions, or (c) receive priority over any other Member as to the return of Capital Contributions to the Company or as to Net Profits, Net Losses, or distributions from the Company.

8.5 Return of Contributions. No Member or Manager shall be personally liable for the return of any Capital Contributions of any Member. Any return of Capital Contributions contributed to the Company shall be made solely from the assets of the Company.

1.6Units.  Subject to the terms of this Agreement, the Company is authorized to issue equity interests in the Company (the “Units”) which shall constitute limited liability company interests under the Act.  Other than as set forth in this Agreement, each Unit of the Company shall be identical in all respects with each other Unit of the Company of the same class.  The capital structure of the Company shall initially consist of two classes of membership interests: Common Units and Preferred Units.

ARTICLE IX

NET PROFITS, NET LOSSES AND DISTRIBUTIONS

9.1 Sharing of Net Profits and Net Losses. The Net Profits and Net Losses shall be credited and charged to the Capital Accounts of the Members as follows:

(a)Net Losses for each taxable year of the Company shall be allocated 0% to the Common Unit Holders, as a class, and 100% to the Preferred Unit Holders, as a class.

(b)Before Payout, Net Profits for each taxable year of the Company shall be allocated to the Preferred Unit Holders, as a class.

(c)After Payout, any Net Profits for a taxable year of the Company remaining after the allocation required by Section 9.1(b) above shall be allocated 50% to the Common Unit Holders, as a class, and 50% to the Preferred Unit Holders, as a class.

(d)Whenever Net Profits or Net Losses are allocated to holders of a class of Units, such allocations shall be apportioned among such holders in proportion to the number of Units held by such Persons.

(e)Notwithstanding the foregoing, no Member shall be allocated any Net Losses for any year to the extent that the allocation would, as of the end of the year, create or increase a deficit in the Member’s Capital Account, after it has been reduced for any items of loss or expense described in Section 1.704-1(b) (2) (ii) (d) (4), (5) or (6) of the Treasury

TOW Operation Agreement                                            Attachment B                                             Page  16

(f)Regulations and increased by any amount the Member is obligated to restore under the next to the last sentences of Treasury Regulations Sections 1.704.2(g)(1) and 1.704-2(i)(5) (“Deficit Member”). The foregoing provisions pertaining to adjustments to Capital Accounts are intended to satisfy the alternate test for economic effect set forth in Treasury Regulation Section 1.704-1(b)(ii)(d) and shall be interpreted consistently therewith. Net Losses which are not charged to a Deficit Member as a result of the foregoing shall be allocated to the Capital Accounts of any Members who would not have a deficit Capital Account as a result of the allocation, in proportion to their respective positive Capital Account balances or, if no such Members exist, then to all Members in accordance with the above allocations. If any Net Losses are so allocated to a Member, that Member subsequently shall be allocated all Net Profits which would otherwise have been allocated to a Deficit Member but for this sentence, until the aggregate amount of Net Profits so allocated equals the aggregate amount of Net Losses allocated to the Member pursuant to the preceding sentence.

9.2 Qualified Income Offset. Notwithstanding anything herein to the contrary, if any Member unexpectedly receives any adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1(b) (2) (ii) (d) (4), (5) or (6), items of Company income and gain (consisting of a pro rata portion of each item of Company income, including gross income, and gain for the year) shall be specially allocated to the Member in an amount and manner sufficient to eliminate the deficit balance in the Member’s Capital Account as quickly as practicable. This provision is intended to constitute a “qualified income offset” under Treasury Regulation 1.704-1(b) (2) (ii) (d).

9.3 Minimum Gain Chargeback. Notwithstanding anything herein to the contrary, if there is a net decrease in Company minimum gain in any year, each Member will be allocated items of income and gain for the year equal to that Member’s share of the “net decrease in partnership minimum gain” within the meaning of Treasury Regulation Section 1.704-2(g) (2)). The amount of the Company’s minimum gain shall be determined as provided in Treasury Regulation Section 1.704-2(d), and a Member’s share of Company minimum gain shall be determined as provided in Treasury Regulation Section 1.704-2(g) (2). This provision is intended to comply with the minimum gain chargeback provisions of Treasury Regulation Section 1.704-2(f) and shall be interpreted and applied consistently therewith.

9.4 Member Non-recourse Deductions. Notwithstanding anything herein to the contrary, the Company shall allocate its Member Non-recourse Deductions (within the meaning of Treasury Regulation Section 1.704-2(i)(2)) solely to the Member who has the economic risk of loss with respect to the Member Non-recourse Debt related thereto under Treasury Regulation Section 1.704-2(i)(1).

9.5 Distributions.

(a)Subject to Section 9.8 (regarding distribution of Net Cash Flow) and Section 10.1 (regarding liquidating distributions), the Company may make distributions of its cash and property to the Members at such times as may be determined in the sole and absolute discretion of the Manager and in the manner provided in subsections (b) and (c) below.

TOW Operation Agreement                                            Attachment B                                             Page  17

(b)Before Payout, distributions of cash and other property shall be made to the Preferred Unit Holders, as a class.

(c)After Payout, distributions of cash and other property shall be made 50% to the Common Unit Holders, as a class, and 50% to the Preferred Unit Holders, as a class.

(d)Whenever distributions are made to holders of a class of Units, such allocations shall be apportioned among such holders in proportion to the number of Units of such class held by the recipients.

9.6Withholding

.  Notwithstanding anything expressed or implied to the contrary in this Agreement, the Manager is authorized to take any action that it determines to be necessary or appropriate to cause the Company to comply with any federal, state, local and foreign withholding requirement with respect to any payment, allocation or distribution by the Company to any Member or other Person.  All amounts so withheld, and, in the manner determined by the Manager, in its sole and absolute discretion, amounts withheld with respect to any payment, allocation or distribution by any Person to the Company, shall be treated as distributions to the Members under the applicable provisions of this Agreement.  If any such withholding requirement with respect to any Member exceeds the amount distributable to such Member under this Agreement, or if any such withholding requirement was not satisfied with respect to any item previously allocated, paid or distributed to such Member, such Member or any successor or assignee with respect to such Member’s Interest hereby indemnifies and agrees to hold harmless the Manager, the other Members and the Company for such excess amount or such amount required to be withheld, as the case may be, together with any applicable interest, additions or penalties thereon.

9.7Limitations on Distributions

.  Notwithstanding any provision to the contrary contained in this Agreement, the Company, and the Manager on behalf of the Company, shall not be required to make a distribution to any Member on account of such Member’s Company Unit (a) if such distribution would violate any applicable law, rule, regulation, order or directive of any governmental authority then applicable to the Company, (b) to the extent that the Manager, in its sole and absolute discretion, determines that any amount otherwise distributable should be retained by the Company to pay, or to establish a reserve for the payment of, any liability or obligation of the Company, whether liquidated, fixed, contingent or otherwise, or to hedge an existing investment, or (c) to the extent that the Manager, in its sole and absolute discretion, determines that the cash available to the Company is insufficient to permit such distribution.

9.8Distributions of Net Cash Flow from Company. Except as otherwise provided in this Agreement, the Manager shall use its best efforts to annually distribute Net Cash Flow.  The Manager shall not unreasonably accumulate Net Cash Flow but shall establish reasonable reserves for working capital, capital expenditures and contingencies relating to the Company.

9.9 Non-liquidating Distributions In Kind. In the event of any non-liquidating distribution of property in kind by the Company with respect to Company Units, the distributed property shall be treated as if sold for its fair market value during the year in which the property is distributed, as reasonably determined by the Manager, and the Capital Accounts of the Members

TOW Operation Agreement                                            Attachment B                                             Page  18

shall be adjusted to reflect any gain or loss which would have been realized on the books of the Company had the property been sold for its fair market value and the proceeds received.

9.10 Restrictions on Distributions. No distribution from the Company to its Members may be made if, after giving effect to the distribution, the Company would not be able to pay its debts as they become due in the usual course of business or the total assets of the Company would be less than the sum of its total liabilities. Notwithstanding anything in this Agreement to the contrary, no distributions shall be made by the Company or any fund therefor be established by the Company at such time as the terms and provisions of any loan agreement or any similar agreement to which the Company is then a party and which is then in effect specifically prohibit such distribution or establishment of such fund, or would constitute a breach thereof or a default (or event which with notice or the passage of time, or both, could become an event of default) thereunder.

ARTICLE X

DISSOLUTION AND TERMINATION

10.1 Dissolution of the Company. The Company shall be dissolved and terminated upon approval of a Majority in Interest.

10.2 Liquidating Agent for the Company. Upon dissolution of the Company, the Manager shall act to liquidate the Company.  The Manager may, in its discretion, sell the assets of the Company or may distribute all or any part of such assets in kind. Should the Manager elect to distribute assets in kind, the assets shall be treated as if sold for fair market value during the year in which the assets are distributed, as reasonably determined by the Manager, and the Capital Accounts of the Members shall be adjusted to reflect any gain or loss which would have been realized had the assets been sold for fair market value and the proceeds received, it being intended that no different treatment of a Member shall result from a decision to distribute assets in kind rather than to sell assets. Net Profits and Net Losses realized during liquidation shall be credited and charged to the Members in the same shares and proportions as if realized during the year in which liquidation occurs.

10.3 Payment of Company Debts. Upon dissolution of the Company, the debts and obligations of the Company, including liabilities to Members, shall be paid and discharged from the assets of the Company. For the purposes of this paragraph, the Capital Accounts of the Members shall not be considered debts or obligations of the Company.

10.4 Liquidating Distributions by the Company.

(a)If the liquidation of the Company occurs prior to Payout, after payment of all debts and obligations of the Company and the establishment of an adequate reserve for contingencies, the remaining funds of the Company shall be distributed in the following order:

TOW Operation Agreement                                            Attachment B                                             Page  19

(1)First, to the Preferred Unit Holders in an amount necessary to cause Payout to occur; provided that if the Company’s assets available for distribution are insufficient to permit the payment to the Preferred Unit Holders of the entire amount necessary to cause Payout to occur, the assets will be distributed ratably among the Preferred Unit Holders in proportion to the amount each such holder would otherwise be entitled to receive.

(2)Then to the Common Unit Holders and Preferred Unit Holders in accordance with the remaining positive balances in their Capital Accounts (after taking into account all Capital Account adjustments for the Company’s taxable year during which liquidation occurs).

(a)If the liquidation of the Company occurs after Payout, after payment of all debts and obligations and the establishment of an adequate reserve for contingencies, in each case, of the Company, the remaining funds of the Company shall be distributed to the Members in accordance with the positive balances in their Capital Accounts.

(b)Any such distributions to the Members in respect of their Capital Accounts shall be made in accordance with the time requirements set forth in Section 1.704-1(b) (2) (ii) (b) (2) of the Treasury Regulations. Upon a liquidation within the meaning of Section 1.704-1(b) (2) (ii) (g) of the Treasury Regulations, if any Member has a deficit Capital Account (after giving effect to all contributions, distributions, allocations and other Capital Account adjustments for all taxable years, including the year in which liquidation occurs), the Member shall have no obligation to make any contribution to the capital of the Company, and the negative balance of the Member’s Capital Account shall not be considered a debt of the Member to the Company or to any other Person.

10.5 Termination of the Company. Upon completion of the liquidation and winding up of the affairs of the Company, the Company shall be terminated. The Manager shall take such action as may be necessary to terminate the Company.

ARTICLE XI

TAX ALLOCATIONS AND ELECTIONS

11.1. Allocations. All items of Company income, gain, loss, deduction or credit shall be allocated to the Members in the manner in which such items are shared according to Article IX. In all events, the Members’ distributive shares of Depreciation, amortization, and gain or loss, as computed for federal income tax purposes, with respect to property contributed to the Company, or with respect to property of the Company, as the case may be, which is revalued in accordance with this Agreement and Treasury Regulation Section 1.704-1(b) (2) (iv) (f), shall be determined so as to take into account the variation between the adjusted tax basis and book value of the property as provided in Section 704(c) of the Code. Where the Treasury Regulations provide alternative methods for computing income, gain, loss, or deduction for such purposes, the Manager shall, except as specifically set forth herein, select the method which it determines, in its reasonable judgment, to be the most appropriate for the Company and the Members.

TOW Operation Agreement                                            Attachment B                                             Page  20

11.2 Section 754 Election. If a Company Unit is transferred, or a distribution of property is made by the Company to a Member with respect to Company Units, the Company may, in the discretion of the Manager, file an election pursuant to Section 754 of the Code to cause the basis of property of the Company to be adjusted for federal income tax purposes as provided by Sections 734 and 743 of the Code. The transferee shall reimburse the Company for all accounting expenses incurred by it as a result of such election.

11.3 Allocations Upon Sale or Exchange.  If a Member of the Company sells, exchanges or liquidates all or part of its membership interest in the Company, the Member’s distributive share of the income, gain, loss, deduction or credit of the Company for the period ending with such sale, exchange or liquidation shall be determined pursuant to any method allowed or permitted under Section 706 of the Code, as determined by the Manager. The transferor shall reimburse the Company for any expenses incurred by the Company in determining the distributive share of the transferor. Each Member agrees to execute such consents or estimates as may be deemed necessary by the Manager in connection with such election. The Manager is authorized to cause the Company to make or revoke any election required or allowed to be made under the Code.

11.4 Tax Matters Partner. The Manager shall serve as “Tax Matters Partner” of the Company within the meaning of Section 6231 (a) (7) of the Code. The Manager shall have all of the powers and duties expressly conferred on the Tax Matters Partner by the Code, as well as those powers and duties that are necessary and proper for the exercise of the Tax Matters Partner’s express powers and duties under the Code.

ARTICLE XII

TRANSFER OF INTERESTS - VOLUNTARY TRANSFERS

12.1 Restrictions on Transfer. No Member, voluntarily or involuntarily, may Transfer any Interest except as expressly allowed either in this Article XII or in Article XIII. Notwithstanding any other provision of this Agreement, any purported Transfer of any Interests in violation of this Agreement shall be void, and shall not transfer any interest or title to the purported transferee. The Company, shall not be required to transfer on its books any Interests Transferred or Encumbered in violation of this Agreement, or to treat the purported transferee as owner of the Interests in any manner. The good faith granting of an Encumbrance will not be subject to this Article; however, any Transfer or enforcement related to such Encumbrance will be subject to this Article.

12.2 Exception for Disposition to Immediate Family, Trust Beneficiary or Affiliate. Notwithstanding any other provision of this Agreement, any Member shall be permitted at any time and from time to time to sell, give, transfer, or assign whether during lifetime or at death, by any type of lifetime or testamentary transfer, all or any of the Interests held by such Person to (i) any entity controlled by him or her and/or his or her immediate family, (ii) to a member of his or her immediate family, (iii) to a trust for the sole benefit of the Member, as applicable, or of his or her immediate family, (iv) if the Member, as applicable, is a trust, to the beneficiary or

TOW Operation Agreement                                            Attachment B                                             Page  21

beneficiaries of the trust if they are members of the grantor’s immediate family, or (v) to another Member. For this purpose, the immediate family of any Person shall mean his or her lineal descendants or ancestors, siblings, and their descendants. For this purpose, “controlled by” shall mean a direct or indirect equity interest of eighty percent (80%) or more in the entity. In addition, any Member which is an entity shall be permitted at any time and from time to time to sell, give, transfer or assign all or any of its Interest to any Affiliate thereof. Any Person acquiring an Interest under this Section 12.2 shall immediately be admitted to the Company, as applicable, as a Substituted Member upon the transfer of the Interest without having to comply with Article XIV, upon agreeing to be bound by the terms of this Agreement.  For purposes of clarification, Section 12.3(f) shall apply to a Transfer to which this Section 12.2 applies but the remaining provisions of Section 12.3 shall not apply to a Transfer to which this Section 12.2 applies.

12.3. Third-party Transfers by Members. Subject to Section 12.5 below, a Member may Transfer all or part of its Interests to a third-party in accordance with the provisions of this Section 12.3, provided that there has been no occurrence of a Buy-Sell Event with respect to the Member prior to the submission of the Transfer Request (as defined below).

(a)Transfer Request. If a Member intends to Transfer all or part of such Person’s Interests (the “Offered Interest”) to any other Person, the Member (the “Transferor”) first shall submit to the Company a written request to Transfer the Offered Interest (the “Transfer Request”). The Transfer Request shall name specifically the Person to whom the Transferor intends to transfer the Offered Interest (the “Proposed Transferee”) and the price and other terms upon which the intended transfer is to be made, and shall include copies of the written offer and pertinent documentation.

(b)Approval of Request. If the Manager approves the proposed Transfer in writing within thirty (30) days after receipt by the Company of the Transfer Request, then, for a period of sixty (60) days after such approval, the Transferor may Transfer the Offered Interest to the Proposed Transferee, on the terms specified in the Transfer Request after compliance with Section 12.3(f). If the Transferor does not Transfer the Offered Interest to the Proposed Transferee on the terms specified in the Transfer Request within such sixty (60) day period, the Offered Interest again shall be subject to all of the restrictions on Transfer and other terms of this Agreement. A Third Party Transferee (i) shall have only those rights specified in Section 12.4, (ii) shall be admitted as a Member only upon full compliance with Article XIV; and (iii) shall be subject to all the restrictions on Transfer imposed under this Agreement. The decision by the Manager whether to approve a proposed Transfer of an Offered Interest shall be in its sole and absolute discretion.

(c)Denial of Request/Right of First Refusal. If the Manager does not approve the proposed Transfer as set forth in Section 12.3(b) within thirty (30) days after receipt by the Company of the Transfer Request, then the Transfer Request shall be deemed an offer to sell the Offered Interest to the Company at the price and on the terms set forth in the Transfer Request (the “Transfer Offer”). The Company may accept the Transfer Offer with respect to all of the Offered Interest by resolutions approved by the Manager delivered to the Transferor within forty-five (45) days following receipt by the Company of the Transfer Request. If the Transfer Offer is not accepted with respect to the entire

TOW Operation Agreement                                            Attachment B                                             Page  22

(d)Offered Interest by the Company within forty-five (45) days following receipt of the Transfer Request, then the Transfer Request shall be deemed to have been approved, and the provisions of Section 12.3(b) shall be applicable to the Transfer.

(e)Closing. The closing of the purchase of an Offered Interest pursuant to this Section 12.3 shall take place on a date agreed upon by the Transferor and the Transferee, but not later than ninety (90) days after the receipt of the Transfer Request. Upon payment of the purchase price, the Transferor shall execute and deliver such assignments and other instruments as are reasonably necessary to evidence and carry out the transfer of the Offered Interest to the Transferee, including a certificate dated as of the date of closing containing a representation and warranty that the Transferor has transferred to the Transferee good and marketable title to the Offered Interest free and clear of all Encumbrances by through and under the Transferor. In connection with the sale of an Offered Interest pursuant to this Section 12.3, unless otherwise agreed by the Transferee and the Transferor, the Transferee will assume the Transferor’s allocable portion of obligations of the Company to the extent related to the Offered Interest, as well as the Transferor’s individual obligations, other than income tax liabilities of the Transferor, directly related to the Offered Interest.

(f)Non-cash Consideration. If any consideration to be received by the Transferor for the Offered Interest is property other than cash, then the price shall be measured to that extent by the fair market value of such non-cash consideration. Fair market value for purposes of this Section 12.3(e) shall mean the sum of (i) the fair market value of any non-cash consideration offered for the Offered Interest, plus (ii) the value of any special benefits to the Transferor of such non-cash consideration to the extent they reasonably can be identified and valued, reduced by (iii) the amount of any additional expense or cost, including additional taxes, incurred by the Transferor in accepting cash instead of such non-cash consideration, in each case based upon a realistic appraisal of such non-cash consideration, special benefits, expense or cost agreed upon by the Transferor and the Transferee. If the Transferor and the Transferee are unable to agree, then they shall select an independent qualified appraiser, whose determination shall be final and conclusive, and the cost of the appraiser shall be divided equally between the Transferor and the Transferee. If the Transferor and the Transferee are unable to agree on a single appraiser, then the Transferor shall select and pay for an independent qualified appraiser, and the Transferee shall select and pay for an independent qualified appraiser. If the two appraisers agree, then their determination shall be final and conclusive. If the two appraisers are unable to agree, then they shall select a third appraiser, and the determination of two of the three appraisers shall be final and conclusive. The cost of the third appraiser shall be divided equally between the Transferor and the Transferee.

(g)Additional Requirements for Valid Transfer. No purported Transfer otherwise complying with this Section 12.3 or, in the case of a proposed Transfer pursuant to Section 12.2, no purported Transfer otherwise complying with Section 12.2, will be effective until the Manager consents to such transfer, which consent may be withheld for any reason or no reason, and the Transferor and the Transferee furnish to the Company such instruments and assurances as the Manager in its sole and absolute discretion

TOW Operation Agreement                                            Attachment B                                             Page  23

(h)requests, including, if requested, an opinion of counsel satisfactory to the Company that the effect of such transfer or disposition will not:

(i)result in the assets of the Company being considered, in the opinion of counsel for the Company as “plan assets” within the meaning of ERISA or any regulations proposed or promulgated thereunder;

(ii)result in the termination of the Company under Section 708(b)(l)(B) of the Code;

(iii)require registration under the Securities Act of 1933, as amended, or any comparable state law;

(iv)require registration as a broker or dealer under the Securities Exchange Act of 1934 or any comparable state law;

(v)require the Company to register as an investment company under the Investment Company Act;

(vi)result in a termination of the Company’s status as a partnership for tax purposes;

(vii)cause the Company to be deemed to be a “publicly-traded partnership” as such term is defined in Section 7704(b) of the Code; or

(viii)result in a violation of any law, rule or regulation by the Member, the Manager, or the Company.

Such legal opinion shall be provided to the Manager by the Transferor or Transferee; provided, upon request by the Transferor, the Manager shall request that counsel opine as to the foregoing items to the extent it relates to the Company and any costs associated with such opinion by counsel shall be borne by the Transferor or Transferee.

12.4. Rights of Transferee. Unless admitted as a Member in accordance with Section 12.3(f) and Article XIV, a Third Party Transferee shall not be entitled to any of the rights, powers or privileges of its predecessor in interest, except that a Third Party Transferee shall be entitled to receive and be credited or debited, as the case may be, with its proportionate share of distributions and tax allocations of the Company. The good faith granting of an Encumbrance will not be subject to this Article; provided, however, that any Transfer or enforcement related to such Encumbrance will be subject to this Article.

 12.5Restriction on Transfer for Preferred Units.  Notwithstanding anything to the contrary contained in this Agreement, the Preferred Unit Holders may not Transfer their respective Preferred Units without the prior written consent of the Manager, which consent may be given or withheld in the Manager’s absolute and sole discretion.

TOW Operation Agreement                                            Attachment B                                             Page  24

ARTICLE XIII

INVOLUNTARY TRANSFERS

13.1. Buy-Sell. Each of the following events shall constitute a “Buy-Sell Event” under this Agreement with respect to a Member:

(a)The dissolution of the Member ;

(b)Any purported Transfer of all or any part of its Interests in a manner not expressly permitted by this Agreement;

(c)Any material breach of this Agreement by the Member that is not cured within thirty (30) days after the Company or other Member gives written notice of such breach to the Member;

(d)Any withdrawal by the Member from the Company in a manner that is not expressly permitted by this Agreement;

(e)A judicial determination of the insolvency of the Member;

(f)The Member makes an assignment for the benefit of creditors or its Interest is foreclosed upon as a result of enforcement of a lien, pledge, encumbrance, collateral assignment or hypothecation granted to an entity in the business of lending;

(g)The Member files a voluntary petition of bankruptcy;

(h)The Member is adjudged bankrupt or insolvent or there is entered against the Member an order for relief in any bankruptcy or insolvency proceeding;

(i)The Member files a petition seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation;

(j)The Member seeks, consents to or acquiesces in the appointment of a trustee for, receiver for, or liquidation of the Member or of all or any substantial part of its properties;

(k)The Member files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding described in subsections (e) through (i);

(l)Any proceeding against the Member seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation continues for one hundred twenty (120) days after the commencement thereof, or the appointment of a trustee, receiver or liquidator of the Member or all or any

TOW Operation Agreement                                            Attachment B                                             Page  25

(m)substantial part of its properties without the its agreement or acquiescence, which appointment is not vacated or stayed for one hundred twenty (120) days or, if the appointment is stayed, for one hundred twenty (120) days after the expiration of the stay, during which period the appointment is not vacated;

13.2. Buy-Sell Notice. Upon the occurrence of a Buy-Sell Event, the Member to whom such event has occurred (the “Withdrawing Member”), shall give notice of the Buy-Sell Event (the “Buy-Sell Notice”) to the Manager within ten (10) days after its occurrence. If the Withdrawing Member fails to give the Buy-Sell Notice, any other Member as applicable, may give the notice at any time thereafter, and by so doing commence the buy-sell procedure provided for in this Article XIII. The date on which the Buy-Sell Notice is delivered shall be referred to herein as the “Notice Date.” The Withdrawing Member’s Interests, in whole and in part, shall be referred to herein as the “Withdrawing Interest.”

13.3. Purchase Option. Upon the occurrence of a Buy-Sell Event, the Company shall have an option to purchase the Withdrawing Interest on the terms and conditions set forth in this Article XIII (the “Purchase Option”). The Company may elect to exercise the Purchase Option by resolutions approved by a Majority in Interest delivered to the Withdrawing Member within thirty (30) days after the Notice Date.

13.4. Agreement on Valuation. Unless otherwise agreed in writing by the Withdrawing Member and the Manager within sixty (60) days after the Notice Date, the purchase price for the Withdrawing Interest shall be the value of the Withdrawing Interest as of the date of the Buy-Sell Event, as determined by an independent qualified appraiser appointed in good faith by the Manager unless it has established a method of valuation with the approval of the Common Unit Holders in which event, the purchase price for the Withdrawing Interest shall be determined in accordance with the method established by the Manager. In the event that an appraiser is appointed, the appraiser’s determination shall be final and conclusive, and the cost of the appraiser shall be divided equally between the Withdrawing Member and the Company. If the Withdrawing Member and the Manager are unable to agree on a single appraiser, then the Withdrawing Member shall select and pay for an independent qualified appraiser, and the Manager shall select and pay for an independent qualified appraiser. If the two appraisers agree, then their determination shall be final and conclusive. If the two appraisers are unable to agree, then they shall select a third appraiser, and the determination of two of the three appraisers shall be final and conclusive. The cost of the third appraiser shall be divided equally between the Withdrawing Member and the Company.

13.5. Closing. The closing (the “Buy-Sell Closing”) of the purchase of a Withdrawing Interest pursuant to Section 13.3 shall take place on a date agreed upon by the Withdrawing Member and the Manager but not later than ninety (90) days after the later of the Notice Date or fourteen (14) days after the date the purchase price is determined by the appraisal process if the purchase price has not been agreed upon but in no case later than one hundred fifty (150) days after the Notice Date. The purchase price for the Withdrawing Interest will be payable at the Buy-Sell Closing in the manner set forth in Section 13.6. Upon payment of the purchase price, the Withdrawing Member shall execute and deliver such assignments and other instruments as are reasonably necessary to evidence and carry out the transfer of the Withdrawing Interest to the

TOW Operation Agreement                                            Attachment B                                             Page  26

Company including a certificate dated as of the date of the Buy-Sell Closing containing a representation and warranty that the Withdrawing Member has transferred the Withdrawing Interest free and clear of all Encumbrances. In connection with the sale of a Withdrawing Interest pursuant to this Article XIII, unless otherwise agreed by the Withdrawing Member and the Company, the Company will assume the Withdrawing Member’s obligations as a Member to the extent related to the Withdrawing Interest, as well as the Withdrawing Member’s individual obligations, to the extent related to the Withdrawing Interest, other than income tax liabilities of the Withdrawing Member.

13.6. Payment of Purchase Price. The purchase price for the Withdrawing Interest shall be paid in immediately available funds.

13.7. Effect on Withdrawing Member’s Interest. From the date of the occurrence of the Buy-Sell Event to the date of the Buy-Sell Closing, (a) the Withdrawing Member shall have only the rights of a Third Party Transferee as set forth in Section 12.4; (b) the Withdrawing Member shall not be considered a Member for any purpose under this Agreement; (c) the Interests represented by the Withdrawing Interest will be excluded from any calculation of aggregate Interests for purposes of any approval required of Members under this Agreement; and (d) the Withdrawing Member shall take no action in its capacity as Manager. After the Buy-Sell Closing, the Interests represented by the Withdrawing Interest shall be canceled and be deemed no longer issued or outstanding.

13.8. Failure to Exercise Purchase Option. If the Purchase Option is not exercised with respect to the entire Withdrawing Interest within thirty (30) days after the Notice Date, then, by giving written notice to the Manager the Withdrawing Member may decline to sell the Withdrawing Interest. In such event, the Purchase Option shall be deemed terminated with respect to the Buy-Sell Event that triggered the Purchase Option. However, the Withdrawing Interest shall continue to be subject to all of the restrictions on Transfer and other terms of this Agreement, except with respect to the Buy-Sell Event that triggered the terminated Purchase Option, and the Person owning the Withdrawing Interest shall have only those rights specified in Section 12.4 with respect to the Withdrawing Interest, and shall be admitted (or re-admitted) as a Member with respect to the Withdrawing Interest only upon full compliance with Article XIV.

ARTICLE XIV

ADMISSION OF SUBSTITUTE AND ADDITIONAL MEMBERS

14.1 Admission of Substitute Members. Upon a Transfer of Interests in accordance with Article XII or XIII (but not otherwise), the Transferor shall have the power to give a Third Party Transferee the right to become a Substitute Member with respect to the Interests of the Company acquired, subject to the conditions of and in the manner permitted under this Agreement. A Third Party Transferee of Interests shall not be a Substitute Member with respect to the Transferred Interests (whether or not such Transferee is a Member or Substitute Member with respect to other previously acquired Interests) unless and until all of the following conditions are satisfied:

TOW Operation Agreement                                            Attachment B                                             Page  27

(a)The instrument of assignment sets forth the intentions of the Transferor that the Transferee succeeds to the Transferor’s interest as a Substitute Member in his or her place;

(b)The Transferor and Third Party Transferee shall have fulfilled all other requirements of this Agreement;

(c)The Third Party Transferee shall have paid all reasonable legal fees and filing costs incurred by the Company in connection with his or her substitution as a Member; and

(d)Except as otherwise stated in Section 12.3(b), a Majority in Interest shall have approved such substitution, which approval must be in writing and may be granted or withheld in such Person’s sole and absolute discretion and may be arbitrarily withheld, and the books and records of the Company have been modified to reflect the admission.

The admission of a Third Party Transferee as a Substitute Member shall become effective on the date the Third Party Transferee complied with the provisions of this Agreement, including, without limitation, Article XII or Article XIII of this Agreement, to the extent applicable, and the books and records of the Company have been modified to reflect such admission. Any Member who Transfers all of its Interests in the Company with respect to which the Member had been admitted as a Member shall cease to be a Member of the Company, and shall have no further rights as a Member in or with respect to the Company.

14.2 Admission of Additional Members. Additional Interests in the Company may be authorized and issued by the Company to new or existing Members upon such terms and conditions as may be approved by the Manager, subject to the prior approval of a Majority in Interest and in compliance with the terms of this Agreement.

ARTICLE XV

MISCELLANEOUS

15.1 Amendment of Agreement. This Agreement may be amended only by the written consent or approval of a Majority in Interest, voting at any duly held meeting of the Members.

15.2 Notices. Except as provided otherwise in this Agreement, any notice, consent or other communication required or permitted to be given hereunder shall be deemed to have been duly given if in writing and delivered personally, sent by facsimile transmission, or sent by first class mail, postage prepaid, to the recipient at its address on the records of the Company.

15.3 Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Oklahoma.

15.4 Counterparts. This Agreement may be executed in any number of counterparts, any one of which shall be considered an original. All counterparts shall constitute one agreement

TOW Operation Agreement                                            Attachment B                                             Page  28

and shall be binding upon and inure to the benefit of each party who executes any counterpart, or any signature page which is, on its face, intended to be attached to such a counterpart, and upon its representatives and permitted assigns.

15.5 Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require, unless the context clearly indicates otherwise.

15.6 Further Assurances. Each Member agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do other acts and things, as may be required by law, or as may in the judgment of the Manager be necessary or advisable to carry out the intents and purposes of this Agreement.

15.7 Jurisdiction. Any action brought by any party to this Agreement shall be brought in the Federal District Court for the Western District of Oklahoma, unless jurisdiction may not be established in such court, in which case the action shall be brought in a court of appropriate jurisdiction sitting in Oklahoma County, Oklahoma.

15.8 Severability. If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect if the basis of the bargain is not thereby destroyed; provided, however, that if any provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable law.

15.9 Dates. If any action is required or permitted to be taken by the Company or any of the Members under the Act or this Agreement, as of a specific date and such date falls on a Saturday or Sunday, or on a legal holiday, such action shall be required or permitted to be taken as of the next business day following such date.

15.10 Headings. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision hereof.

15.11 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company.

15.12 Heirs, Successors and Assigns. Each and all of the covenants, terms, provisions and agreements in this Agreement contained shall be binding upon and inure to the benefit of the parties to this Agreement and, to the extent permitted by this Agreement, their respective heirs, legal representatives, successors and assigns.

15.13 Waivers. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

TOW Operation Agreement                                            Attachment B                                             Page  29

15.14 Rights and Remedies Cumulative. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. Such rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

Schedule A

Common Unit Holders

Name and Address	Capital Contribution	Number of Common Units
3000

Preferred Unit Holders

Name and Address	Capital Contribution	Number of Preferred Units
3000

TOW Operation Agreement                                            Attachment B                                             Page  30